EXHIBIT 99.1


                      CORNERSTONE REALTY INCOME TRUST, INC.

          306 EAST MAIN STREET RICHMOND, VIRGINIA 23219 (804) 643-1761

                                                         Contact: Mark M. Murphy
FOR IMMEDIATE RELEASE                                        (804) 643-1761 X231
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                   CORNERSTONE REALTY COMPLETES EXCHANGE OFFER

RICHMOND, VA., APRIL 18, 2001 ---- Cornerstone Realty Income Trust, Inc. (NYSE:TCR) today announced that it has completed its exchange offer for the company's outstanding Series A Convertible Preferred Shares. All of the Series A Convertible Preferred Shares tendered for exchange prior to the expiration of the exchange offer, which occurred at 12:00 midnight on March 17, 2001, were accepted for exchange by Cornerstone. On March 13, 2001 Cornerstone announced that it was offering to exchange each preferred share for either two common shares or one common share and $12.25 in cash.

         The company reported that a total of 12,458,917 preferred shares were validly tendered and not withdrawn pursuant to the exchange offer, representing 99% of the issued and outstanding Series A Convertible Preferred Shares. Of the convertible preferred shares tendered, the holders of such shares elected Option 1 (two common shares for each preferred share) with respect to 742,168 shares and elected Option 2 (one common share and $12.25 in cash for each preferred share) with respect to 11,716,748 shares. Cornerstone will issue a total of 13,201,085 common shares and pay a total of $143.5 million in cash in exchange for all of the Series A Convertible Preferred Shares tendered in the exchange offer.

         Commenting on the completion of the exchange offer, Cornerstone Chairman and Chief Executive Officer Glade M. Knight said: "We are pleased to have successfully completed this tender offer which provides a number of benefits to the company going forward. The completion of the exchange offer is expected to generate an additional $5 million in cash flow per year and improve our fixed charge coverage ratio as well as our debt plus preferred to total market capitalization ratio. In addition, we have significantly increased our common shareholder base and provided ourselves with greater financial flexibility in the future, which enhances our opportunities for future growth," Knight said.

         Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the company to be materially different from any forward-looking statements. Such factors include, among others, risks associated with the timing of, costs associated with, and effects of financing commitments and general competitive factors.

         Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The company focuses on the ownership and management of apartment communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, the Company owns 72 multifamily communities containing 18,076 apartment homes. Further information on Cornerstone may be found on our web site at: http://www.cornerstonereit.com.
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